The Procter & Gamble Company
Regulations

ARTICLE I
[Intentionally Omitted]

ARTICLE II
Shareholders

SECTION 1.  Place of Meeting.  Meetings of shareholders shall be held in Cincinnati, Hamilton County, Ohio, but the shareholders or the Board of Directors shall have authority to provide for the holding of meetings of shareholders elsewhere within or without the State of Ohio, except the annual meeting, or a meeting to elect Directors.  The Board of Directors is authorized to determine that a meeting shall not be held at a physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law.

SECTION 2.  Annual Meeting.  The annual meeting of the shareholders shall be held on the second Tuesday of October in each year, or on such other date within thirty (30) days of such date as may be designated by the Board of Directors.  At the annual meeting of shareholders, there shall be elected in accordance with the laws of the State of Ohio and ARTICLE III of these Regulations, a Board of Directors.  Such other business shall occur at the annual meeting of shareholders as determined by the chair of the meeting, unless otherwise determined by the Board of Directors prior to the meeting.

SECTION 3.  Special Meetings.  Special meetings of the shareholders may be called and held as provided by law.

SECTION 4.  Notice of Meetings.  A notice, as required by law, of each regular or special meeting of shareholders shall be given by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, or an Assistant Secretary, not less than ten (10) days before the meeting.

SECTION 5.  Quorum.  The shareholders present in person or by proxy at any meeting shall constitute a quorum unless a larger proportion is required to take the action stated in the notice of the meeting, in which case, to constitute a quorum, there shall be present in person or by proxy the holders of record of shares entitling them to exercise the voting power required by the Articles of the Company to take the action stated.

SECTION 6.  Organization.  The Chairman of the Board shall preside at all meetings of the shareholders, but in his or her absence the Board of Directors may appoint any officer to act as presiding officer at the meeting.  The Secretary of the Company shall act as Secretary of all meetings of the shareholders, but in his or her absence the presiding officer may appoint any person to act as Secretary of the meeting.

SECTION 7.  Order of Business and Rules.  Unless otherwise determined by the Board of Directors prior to the meeting, the chair of the meeting shall determine the order of business of each annual meeting of shareholders.  The chair shall also determine the rules of procedure for the meeting and shall have the authority to regulate the conduct of any such meeting as he or she deems appropriate.
  SECTION 8.  Notice of Shareholder Business and Nominations to be Brought Before a Meeting of Shareholders.
(a)    Business Properly Brought Before an Annual Meeting of Shareholders.  Nominations of persons for election to the Board of Directors, or the proposal of other business to be considered by the shareholders, may be made at an annual meeting of shareholders only if properly brought before the meeting.  To be properly brought before an annual meeting of shareholders, any director nominations or other business must be (i) brought before the meeting by the Company and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Company) both at the time of giving the notice provided for in this Section 8 and at the time of the annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 8 as to such business.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the "Exchange Act"), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a shareholder to make nominations or propose other business to be brought before an annual meeting of shareholders.
(b)    Requirement of Timely Notice of Shareholder Business and Nominations for Director for the Annual Meeting of Shareholders.
(i)    To properly bring business before an annual meeting of shareholders, a shareholder must provide (A) Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Company and (B) any updates or supplements to such notice at the times and in the forms required by this Section 8.
(ii)   With respect to any nominations of persons for election to the Board of Directors, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than one hundred and forty (140) days nor more than two hundred and forty (240) days prior to the one year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the two hundred and fortieth (240th) day prior to such annual meeting and not later than the one hundred and fortieth (140th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made.
(iii)  With respect to any other business (other than shareholder nomination of directors), a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than two hundred forty (240) days prior to the one year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the two hundred fortieth (240th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made.
(iv)  Any notice of nominations or other business within the time periods referred to in clauses (b)(ii) and (c)(iii), respectively, is a "Timely Notice" for purposes of such nomination or other business.  In no event shall any adjournment or postponement of an annual meeting of shareholders, or the announcement thereof, commence a new time period for the giving of Timely Notice as described above.
(c)    Business Properly Brought Before a Special Meeting of Shareholders.  At a special meeting of shareholders, only such business will be conducted or considered as is properly brought before the meeting.  To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 4 of this ARTICLE II, (ii) otherwise brought before the meeting by the chair of the meeting or (iii) brought before the meeting by or at the direction of the Board of Directors.  Nominations of persons for election to the Board of Directors may not be made at a special meeting of shareholders unless directors are to be elected pursuant to the Company's notice of meeting.  In such case, any shareholder of the Company who (I) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Company) both at the time of giving the notice provided for in this Section 8 and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Section 8 as to such nomination, may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of meeting.
(d)    Requirement of Timely Notice of Shareholder Nominations for Special Meeting of the Shareholders Held for the Purpose of Electing One or More Directors. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder meeting the criteria in Section 8(c) above may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of meeting, if the shareholder's notice with respect to any nomination shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the two hundred and fortieth (240th) day prior to such special meeting and not later than the close of business on the later of the one hundred and fortieth (140th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder's notice as described above.
(e)    Requirements for Proper Form of Shareholder Notice. To be in proper form for purposes of this Section 8, a shareholder's notice to the Secretary of the Company must:
(i)    set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as they appear on the Company's books, and the name and address of such beneficial owner, (B) the class and number of shares of the Company which are held of record by such shareholder as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company held of record on such record date, (C) the class and number of shares of the Company which are held of record or are beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company beneficially owned by such shareholder and such beneficial owner on such record date, (D) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (E) such shareholder's and beneficial owner's written consent to the public disclosure of information provided to the Company pursuant to this Section 8;
(ii)   set forth, as to the shareholder giving the notice or, if given on behalf of a beneficial owner, as to the beneficial owner on whose behalf the nomination or proposal is made (A) any agreements, arrangements or understandings entered into by the shareholder or beneficial owner, as appropriate, and its affiliates with respect to equity securities of the Company, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Company, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, (B) to the extent not covered in clause (A) above, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner), and (C) a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the information set forth in clause (A) and (B) above as of such record date;
(iii)  if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, in such business and (B) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;
(iv)  set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (A) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate therewith or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant;
(v)   set forth a representation that such shareholder intends to appear at the annual meeting to bring such nomination or other business before the annual meeting;
(vi)  set forth such other information as may reasonably be required by the Board of Directors as described in the Company's proxy statement for the preceding year's annual meeting; and
(vii) be followed, within five business days after the record date for such meeting, by the written notice providing the information described in clauses (i) and (ii) above.
The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such nominee.
(f)    Determination of Business Not Properly Brought Before a Meeting.  Only such persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8.  Except as otherwise provided by law, the Articles of Incorporation of the Company or these Regulations, the determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section 8 will be made by the presiding officer of such meeting.  If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.
(g)    Rule 14a-8; Exchange Act Compliance.  This Section 8 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act.  Notwithstanding the foregoing provisions of this Section 8, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 8.  Nothing in this Section 8 will be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange

(h)    Definition of Public Announcement.  For purposes of this Section 8, "public announcement" means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act.

ARTICLE III
Board of Directors

SECTION 1.  Number.  The Board of Directors shall be composed of  thirteen (13) persons unless this number is changed by:  (1) the shareholders by the affirmative vote of the holders of shares of the Company entitling them to exercise at least a majority of the voting power of the Company voting as a single class at a meeting of shareholders called for the purpose of electing Directors or (2) the affirmative vote of at least two-thirds (2/3rds) of the whole authorized number of Directors.  The Directors may increase the number to not more than fifteen (15) persons and may decrease the number to not less than ten (10) persons.  Any Director's office created by the Directors by reason of an increase in their number may be filled by action of a majority of the Directors in office.

SECTION 2. Election and Term.  Except as otherwise provided by law, the Articles of the Company or these Regulations, Directors shall be elected at the annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified.  The number of Directors of the Company shall be fixed from time to time in accordance with these Regulations and may be increased or decreased as herein provided.

SECTION 3.  Removal, Vacancies.  Directors may be removed from office, as provided by law, by the vote of the holders of at least a majority of the voting power of the Company, voting as a single class, entitling them to elect Directors in place of those to be removed.  Vacancies in the Board of Directors for any unexpired term shall be filled by the remaining Directors, though less than a majority of the whole authorized number of Directors, by the vote of a majority of their number.

SECTION 4.  Meetings.  Regular meetings of the Board of Directors shall be held as determined by the Board of Directors.  Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the Presiding Director (as elected by the Board), the Chief Executive Officer (if a member of the Board) or by a majority of the Board.

SECTION 5.  Notice of Meetings.  The Board shall decide what notice, if any, shall be given and the length of time prior to the meeting that such notice shall be given of all meetings.  Any meeting at which all of the Directors are present shall be a valid meeting whether notice thereof was given or not, and any business may be transacted at such a meeting.

SECTION 6.  Quorum.  A majority of the Board of Directors shall constitute a quorum for the transaction of business, and if at any meeting of the Board there be less than a quorum present, a majority of those present may adjourn the meeting from time to time.

SECTION 7.  Compensation of Directors.  The Board of Directors is authorized to fix, from time to time, their own compensation for attendance at the meetings of the Board, which may include expenses of attendance when meetings are not held at the place of residence of any attending Director.

ARTICLE IV
Officers

SECTION 1.  Number.  The officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, one or more Assistant Secretaries, if needed, a Treasurer, and one or more Assistant Treasurers, if needed.  Any two or more of the offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

SECTION 2.  Other Officers.  The Board of Directors is authorized in its discretion to provide for such other officers and agents as it shall deem necessary from time to time and may dispense with any offices and agencies at any time except those required by law.

SECTION 3.  Election, Term and Removal.  The officers shall be elected by the Board of Directors.  Each officer shall be elected for an indeterminate term and shall hold office during the pleasure of the Board.  The Board may hold annual elections of officers; in that event, each such officer shall hold office until his or her successor is elected and qualified, unless he or she is removed earlier by the Board, which may remove or suspend any officer at any time, without notice, by the affirmative vote of a majority of the entire Board.  The Board, or a designated committee of the Board, shall fix the compensation, if any, of each officer.

SECTION 4.  Vacancies and Absence.  If any office shall become vacant by reason of the death, resignation, disqualification or removal of the incumbent thereof, or other cause the Board of Directors may elect a successor to hold office for the unexpired term in respect to which such vacancy occurred or was created.  In case of the absence of any officer of the Company or for any reason that the Board of Directors may determine as sufficient, the said Board may delegate the powers and duties of such officer to any other officer, or to any Director, except where otherwise provided by these Regulations or by statute, for the time being.

ARTICLE V
Indemnification

SECTION 1.  Indemnity.  The Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she (a) is or was a Director, officer or employee of the Company, or its subsidiaries, or, (b) is or was serving at the request of the Company or its subsidiaries as a director, trustee, officer, partner, managing member or position of similar capacity of a Company subsidiary or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (whether domestic or foreign, nonprofit or for profit) or (c) is or was providing to third party organizations volunteer services that were duly authorized in accordance with the Company's process for approval of such activities, against all liabilities and expenses actually and reasonably incurred by or imposed on him or her in connection with, or arising out of, any such claim, action, suit or proceeding.

SECTION  2.  Liabilities and Expenses.  As used in this Article V, the terms "liabilit(y)(ies)" and "expense(s)" include but are not limited to liabilities, expenses, attorneys' fees and disbursements, costs, judgments, fines, penalties and amounts paid in settlement.

SECTION 3.  Indemnification Requirements.  Notwithstanding anything to the contrary in this Article V, no person seeking indemnification shall receive indemnification pursuant to this Article V if he or she (a) failed to act in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and its subsidiaries, (b) acted or failed to act, in either case, with deliberate intent to cause injury to the Company or its subsidiaries or with reckless disregard for the best interests of the Company or its subsidiaries, or (c) knowingly engaged in criminal activity.

SECTION 4.  Indemnification Right Limitations.  A determination that a person acted or failed to act in the ways described in clauses (a), (b) or (c) of Section 3 shall be made only if: (i) in cases of an adjudication on the merits, it is determined by any court of competent jurisdiction; or (ii) in cases of settlement or compromise involving a Director or officer of the Company, the Board of Directors of the Company (excluding any Directors affected by self interest), makes a determination to that effect ; or (iii) in cases of settlement or compromise involving an employee of the Company or its subsidiaries (who is not a Director or officer of the Company)), the Chief Legal Officer and Chief Human Resource Officer, or other Board designee, make a determination to that effect.

SECTION 5.  Excluded Costs and Other Sources.  Indemnification under this Article V shall not include reimbursement of any amounts paid or payable to the Company or its subsidiaries by the person entitled to indemnification under this Article V.  Any indemnification or advancement provided pursuant to the rights granted under Section 1(b) and Section 1(c) of this Article V, shall be (i) secondary to any indemnification, insurance coverage or advancement from any such third party, and (ii) reduced by any amount such individual may collect as indemnification, insurance coverage or advancement from any third party including, but not limited to, pursuant to an insurance policy, indemnification agreement or statutory right.

SECTION 6.  Advances.  To the extent permitted by applicable law, liabilities and expenses incurred by a person subject to this Article V in defending or investigating a claim, action, suit, or proceeding referenced in Section 1 of this Article V shall be paid by the Company in advance of the final disposition of such matter upon receipt of a written undertaking by or on behalf of such person to (i) repay any such amounts unless it is ultimately determined that such person is entitled to indemnification under this Article V and (ii) reasonably cooperate with the Company, its subsidiaries, or third party organizations for which such person performed volunteer services,  concerning the action, suit or proceeding.

SECTION 7.  Non-Exclusive Right. The right of indemnification provided for in this Article V shall not be exclusive of other rights to which any person entitled to indemnification under this Article V may be entitled as a matter of law.

SECTION 8.  Survival and Successors.  The right of indemnification provided for in this Article V shall continue as to a person who has ceased to be a Director, officer or employee of the Company or its subsidiaries.  The right of indemnification provided for in this Article V shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under this Article V.

SECTION 9.  Impairment of Indemnification Right. No amendment, modification, termination or repeal of this Article V, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect the rights to indemnification or advancement of expenses granted under this Article V with respect to any actions, omission, transactions or facts occurring prior to the final adoption of such amendment, modification, termination or repeal.

ARTICLE VI
Duties of Officers

SECTION 1.  Chairman of the Board.  The Chairman of the Board of Directors shall preside at all meetings of the Board, shall confer with and advise all other officers of the Company, and shall perform such other duties as may be delegated to him or her by the Board.

SECTION 2.  Chief Executive Officer.  The Board of Directors shall designate the Chief Executive Officer of the Company.  The officer so designated shall be responsible for the supervision, general control and management of all the Company's business and affairs, subject only to the authority of the Board of Directors.  He shall make periodic reports to the Board of Directors, making such recommendations as he thinks proper, and shall bring before the Board of Directors such information as may be required relating to the Company's business and affairs.  The Board of Directors may designate one of the officers of the Company to perform the duties and have the powers of the officer who is the Chief Executive Officer in his or her absence, and during such absence the officer so designated shall be authorized to exercise all of his or her responsibilities.

SECTION 3.  President.  The President shall perform such duties and have such responsibilities as may be delegated or assigned to him or her by the Board or the Chief Executive Officer.

SECTION 4.  Other Officers.  All other officers shall perform such duties and have such responsibilities as may be delegated or assigned to them by the Board of Directors or the Chief Executive Officer.

SECTION 5.  Bonds of Officers.  The Board of Directors shall determine which officers of the Company shall give bond, and the amount thereof, the expense to be paid by the Company.

ARTICLE VII
Shares of Stock

SECTION 1.  Mutilated and Lost Certificates.  If any certificate for shares of the Company becomes worn, defaced or mutilated, the Company, upon production or surrender thereof may order the same cancelled, and a new certificate issued in lieu thereof.  If any certificate for shares be lost or destroyed, a new certificate may be issued upon such terms and under such regulations as may be adopted by the Board of Directors.

SECTION 2.  Form.  Some or all of any or all of, the classes and series of the Company's shares shall be uncertificated shares, provided however that shares represented by a certificate may not be uncertificated until the certificate is surrendered to the Company and any existing certificated security issued in exchange for an uncertificated security shall not be uncertificated.

ARTICLE VIII
General Welfare

SECTION 1.  Policy.  It is declared to be the policy of the Company to recognize that its interests and those of its employees are inseparable, and are best developed and maintained by the adoption of such measures as will assure the employees of the Company of this fact.  To this end the Board of Directors is authorized, in its discretion, to inaugurate and maintain a profit-sharing or other similar plan, an adequate pension and benefit plan, and to grant to the employees such voice in the conduct of the business as may seem to the Board to be right and proper.

SECTION 2.  Stock Ownership by Employees.  The Board of Directors is authorized to devise and carry into effect such plans as it may deem advisable, to assist the employees to become shareholders of the Company by the purchase of its shares.

ARTICLE IX
Amendments

SECTION 1.  Amendments.  These Regulations, or any of them, may be altered, amended, added to or repealed by the Board of Directors (to the extent permitted by the Ohio General Corporation law) or by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for the purposes of this SECTION 1 as one class.

ARTICLE X
Assent of Shareholders

SECTION 1.  Effect.  Any person becoming a shareholder in this Company shall be deemed to assent to these Regulations, and any alterations, amendments, or additions thereto, lawfully adopted, and shall designate to the Secretary or appointed Transfer Agents of the Company, the address to which he desires that the notices herein required to be given may be sent, and all notices mailed to such address with postage prepaid, shall be considered as duly given at the date of mailing, provided, however, that in the event that any shareholder shall have failed to so designate an address to which notices shall be sent, then said notices shall be sent to any address where the Secretary believes he may be reached, otherwise to "General Delivery, Cincinnati, Ohio."  The mailing of any notice to "General Delivery, Cincinnati, Ohio," shall be conclusive that the Secretary knows of no address where he believes said shareholder may be reached.